Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
September 1, 2009
     The parties to this Amended and Restated Employment Agreement (this “Agreement”) are WESCO International, Inc., a Delaware corporation (the “Company”), and Roy W. Haley (the “Executive”). The Company and the Executive currently are parties to an Employment Agreement dated June 5, 1998 (the “Existing Employment Agreement”). The parties wish to amend and restate the Existing Employment Agreement to provide for the employment of the Executive as Executive Chairman of the Company as of the date first above written (the “Effective Date”) and subject to the terms provided herein.
     Accordingly, the parties, intending to be legally bound, agree as follows:
1. Position and Duties.
     1.1. Titles; Duties. During the Employment Term (as defined in Section 2), the Company shall employ the Executive and the Executive shall serve the Company as its Executive Chairman. As Executive Chairman of the Company, the Executive shall have such duties, responsibilities and authorities consistent with such position as may be assigned to him by the Company’s Board of Directors (the “Board”) from time to time. The Executive shall use his best efforts to promote the Company’s interests and he shall perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Executive shall comply with the Company’s policies applicable to executive officers of the Company.
     1.2. Outside Activities. Consistent with his duties and responsibilities under Section 1.1, the Executive may engage in such other business and charitable activities that do not violate Section 8, create a conflict of interest or the appearance of a conflict of interest with the Company or materially interfere with the performance of his obligations to the Company under this Agreement.
     1.3. Place of Employment. The Executive shall not be required to perform his duties under this Agreement in any particular location; provided, however, that the Executive may be required to travel to the Company’s principal executive offices in Pittsburgh, Pennsylvania from time to time in the performance of his duties under this Agreement.
2. Term of Employment. The term of the Executive’s employment by the Company under this Agreement shall be for the period commencing on the Effective Date and ending upon the close of the annual meeting of the Company’s stockholders which occurs in calendar year 2011 (the “Employment Term”). The Employment Term shall be subject to earlier termination under Section 5 or Section 6 or extension upon the mutual written agreement of the parties.

3. Compensation.
     3.1. Base Salary. During the Employment Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at the annual rate of $865,000 for the period from the Effective Date through June 30, 2010, and $600,000 for the period from July 1, 2010 through June 30, 2011, for services rendered to the Company or any of its direct or indirect subsidiaries, payable semi-monthly in accordance with the Company’s regular payroll practices.
     3.2. Equity Awards. Future grants of stock options, stock appreciation rights, restricted stock or other forms of equity awards to the Executive shall be subject to the Company’s long-term stock incentive plan and shall be based upon performance and award guidelines established periodically by the Compensation Committee of the Board. Notwithstanding anything herein, effective July 1, 2010, the Executive will be entitled to an award of restricted stock units with a grant date value equal to $2,600,000 (with the valuation based on the Company’s standard stock award assumptions for accounting purposes) (the “July 2010 Award”). If, prior to July 1, 2010, the Executive’s employment is terminated by the Company without Cause (as defined in Section 5.2 below), by the Executive with Good Reason (as defined in Section 5.3 below), or due to death or Disability (as defined in Section 6 below), the Executive (or in the event of his death, his estate) shall still be entitled to receive the July 2010 Award on July 1, 2010 and such award shall be deemed fully vested and nonforfeitable as of the grant date under those circumstances; provided, however, that if the grant of the July 2010 Award to the Executive after his termination of employment is prohibited by the Company’s long-term stock incentive plan or applicable law, the Company shall pay the Executive (or in the event of his death, his estate) a cash payment, or other equivalent value, in the amount of $2,600,000 as of July 1, 2010.
     3.3 No Annual Bonus Compensation. The Executive shall not be entitled to any annual bonus compensation in respect of his employment during the Employment Term.
4. Expenses and Other Benefits.
     4.1. Reimbursement of Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices presently followed by the Company or as may be established by the Board for its senior executive officers) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Company’s policies.
     4.2. Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.
     4.3. Perquisites. During the Employment Term, the Executive shall be entitled to participate in and to receive the perquisites available to senior executives, including an automobile allowance and club memberships, subject to the terms and conditions thereof, as such perquisite programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.
     4.4 Office Space and Secretarial Services. During the Employment Term, the Company shall provide the Executive with reasonable office space and secretarial and administrative assistance.
5. Termination of Employment.
     5.1. Death. The Executive’s employment under this Agreement shall terminate upon his death.
     5.2. Termination by the Company. The Executive’s employment under this Agreement shall be employment-at-will. The Company may terminate the Executive’s employment under this Agreement at any time with or without Cause (as defined below). For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment under this Agreement and may complete such termination within 30 days after the Company gives notice to the Executive that it believes it has cause to terminate his employment by reason of any of the following: (a) a material breach of this Agreement by the Executive; (b) the Executive engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders; (c) the Executive’s failure to timely and adequately perform his duties under the Agreement; or (d) the Executive’s material breach of any manual or written policy, code or procedure of the Company. If such termination is for Cause, the Company shall give the Executive written notice, which shall identify with reasonable specificity the grounds for the Executive’s for Cause termination and provide the Executive with thirty (30) days from the day such notice is given to cure the alleged grounds constituting the for Cause termination contained in the notice.
     5.3. Termination by the Executive. The Executive may terminate his employment under this Agreement with or without Good Reason (as defined below). If such termination is with Good Reason, the Executive shall give the Company written notice, which shall identify with reasonable specificity the grounds for the Executive’s resignation and provide the Company with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination shall not be for Good Reason if such notice is given by the Executive to the Company more than sixty (60) days after the occurrence of the event that the Executive alleges is Good Reason for his termination hereunder. For purposes of this Agreement, “Good Reason” shall mean any of the following to which the Executive shall not consent in writing: (a) a reduction in the Executive’s Base Salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; or (b) any material reduction in the Executive’s authority, duties or responsibilities.
     5.4. Termination Due to Retirement. Notwithstanding any other provision of this Agreement, the Executive’s employment under this Agreement may be terminated due to his

Retirement (as defined below) in accordance with this Section 5.4. For purposes of this Agreement, the Executive’s “Retirement” means (a) the expiration of the Employment Term in accordance with the first sentence of Section 2, or (b) the termination of the Executive’s employment with the Company and any direct or indirect subsidiary of the Company by mutual written agreement between the Company and the Executive prior to the expiration of the Employment Term.
     5.5 Date of Termination. “Date of Termination” shall mean the earlier of (a) the date of expiration of the Employment Term (as set forth in Section 2) and (b) if the Executive’s employment is terminated (i) by his death, the date of his death, or (ii) pursuant to the provisions of Section 5.2, Section 5.3, Section 5.4 or Section 6, as the case may be, the date on which the Executive’s employment with the Company actually terminates.
6. Disability. The Executive shall be determined to be “Disabled” (and the provisions of this Section 6 shall be applicable) if the Executive is unable to perform his duties under this Agreement on essentially a full-time basis for six (6) consecutive months by reason of a physical or mental condition that is expected to result in death or to last for at least twelve (12) months (a “Disability”) and, within thirty (30) days after the Company gives notice to the Executive that it intends to replace him due to his Disability, the Executive shall not have returned to the performance of his duties on essentially a full-time basis. Upon a determination that the Executive is Disabled, the Company may replace the Executive without breaching this Agreement. The determination of whether the Executive has a Disability is intended to be made in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.
7. Compensation of the Executive upon Termination.
     7.1. Death. If the Executive’s employment under this Agreement is terminated by reason of his death, the Company shall pay to the person or persons designated by the Executive for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the following:
     (a) the amount of the Executive’s accrued but unpaid Base Salary through the Date of Termination;
     (b) an amount equal to one-twelfth (1/12) of the Executive’s Base Salary in effect as of the Date of Termination, such amount being payable in each month following the month in which the Date of Termination occurs and ending on June 30, 2011;
     (c) any other amounts that may be reimbursable or payable by the Company to the Executive as expressly provided under this Agreement or under any employee benefit plans or programs of the Company; and
     (d) the Executive shall be fully vested in his stock options, stock appreciation rights and other equity awards, including the July 2010 Award even if such termination occurs prior to July 1, 2010. Any and all vested stock options, stock appreciation rights and other equity awards, including those that became vested pursuant to the immediately preceding sentence, will remain exercisable, if applicable, for a period up to the earlier of (i) the expiration of the applicable term of the award and (ii) twenty-four (24) months following the Date of Termination.
Any amounts payable under this Section 7.1 shall be exclusive of and in addition to any payments which the Executive’s widow, beneficiaries or estate may be entitled to receive pursuant to any employee benefit plan or program maintained by the Company.
     7.2. Disability. In the event of the Executive’s termination by reason of Disability pursuant to Section 6, the Executive shall:
     (a) continue to receive;
     (i) an amount equal to one-twelfth (1/12) of the Executive’s Base Salary in effect as of the Date of Termination, such amount being payable in each month following the month in which the Date of Termination occurs and ending on June 30, 2011; and
     (ii) welfare benefits (on an equivalent basis to Section 7.4(a)(v) below);
provided, however, that such Base Salary payments and continued benefits shall be offset dollar-for-dollar by the amount of any disability income payments provided to the Executive under any Company disability policy to the extent that such disability insurance was funded by the Company; and
     (b) be fully vested in his stock options, stock appreciation rights and other equity awards, including the July 2010 Award even if such termination occurs prior to July 1, 2010. Any and all vested stock options, stock appreciation rights and other equity awards, including those that became vested pursuant to the immediately preceding sentence, will remain exercisable, if applicable, for a period up to the earlier of (i) the expiration of the applicable term of the award and (ii) twenty-four (24) months following the Date of Termination.
     7.3. By the Company for Cause or the Executive Without Good Reason. Subject to Section 7.5, if the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment other than for Good Reason, the Company shall pay to the Executive, within thirty (30) days of the Date of Termination, the amount of any accrued but unpaid Base Salary through the Date of Termination and the Company thereafter shall have no further obligation to the Executive under this Agreement, other than for payment of any amounts accrued and vested or reimbursable or payable under any employee benefit plans or programs of the Company. In addition, if the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment other than for Good Reason, any and all unvested stock options, stock appreciation rights and other equity awards will be immediately forfeited.

     7.4. By the Executive for Good Reason or the Company other than for Cause.
     (a) Subject to the provisions of Section 7.4(b), if the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following benefits (the “Post-Employment Benefits”):
          (i) the sum of his accrued but unpaid Base Salary through the Date of Termination, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;
          (ii) an amount equal to one-twelfth (1/12) of the Executive’s Base Salary in effect as of the Date of Termination, such amount being payable in each month following the month in which the Date of Termination occurs and ending on June 30, 2011;
          (iii) any other amounts that may be reimbursable or payable by the Company to the Executive as of the Date of Termination as expressly provided under this Agreement or under any employee benefit plan or program of the Company;
          (iv) the Executive shall be fully vested in his stock options, stock appreciation rights and other equity awards, including the July 2010 Award even if such termination occurs prior to July 1, 2010. Any and all vested stock options, stock appreciation rights and other equity awards, including those that became vested pursuant to the immediately preceding sentence, will remain exercisable, if applicable, for a period up to the earlier of (A) the expiration of the applicable term of the award and (B) twenty-four (24) months following the Date of Termination; and
          (v) for a period of twenty-four (24) months after the Date of Termination, the Executive and his applicable dependents shall be provided with coverage under or substantially similar to the health, dental and vision benefits that the Executive was receiving under such plans immediately prior to the Date of Termination, subject to the payment by the Executive of any employee portion of the applicable monthly premiums for such coverage then in effect; provided, that with respect to coverage provided after the eighteen (18)-month COBRA (i.e., the Consolidated Omnibus Budget Reconciliation Act of 1985) coverage period, the entire applicable premium cost shall be charged to the Executive for such coverage and the Company shall reimburse the Executive for the cost of the premium in excess of the applicable employee-paid portion; provided, further, such reimbursement shall be available only to the extent that (1) such premium expense is actually incurred for any particular calendar year and reasonably substantiated; (2) such reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive or his applicable dependents; (3) no reimbursement provided for any expense incurred in one taxable year shall affect the amount available in another taxable year; and (4) the right to this reimbursement is not subject to liquidation or exchange for another benefit.
     (b) Conditions to Receipt of Post-Employment Benefits under Section 7.4(a).

          (i) Release. As a condition to receiving any Post-Employment Benefits to which the Executive may otherwise be entitled under Section 7.4(a), the Executive shall execute a release (the “Release”), which shall include an affirmation of the restrictive covenants set forth in Section 8 and a non-disparagement provision, in a form and substance satisfactory to the Company, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If the Executive fails or otherwise refuses to execute a Release within a reasonable time after the Company’s request to do so, the Executive shall not be entitled to any Post-Employment Benefits, or any other benefits provided under this Agreement and the Company shall have no further obligations with respect to the payment of those benefits except as may be required by law.
          (ii) Limitation on Benefits. If, following a termination of employment that gives the Executive a right to the payment of Post-Employment Benefits under Section 7.4(a) the Executive violates in any material respect any of the covenants in Section 8 or as otherwise set forth in the Release, the Executive shall have no further right or claim to any payments or other benefits to which the Executive may otherwise be entitled under Section 7.4(a) from and after the date on which the Executive engages in such activities and the Company shall have no further obligations with respect to such payments or benefits; provided, however, that the covenants in Section 8 shall continue in full force and effect.
     7.5. Retirement of the Executive. In the event of the Executive’s termination due to Retirement pursuant to Section 5.4, the Executive shall be entitled to the following:
     (a) the amount of the Executive’s accrued but unpaid Base Salary through the Date of Termination;
     (b) any other amounts that may be reimbursable or payable by the Company to the Executive as expressly provided under this Agreement or under any employee benefit plans or programs of the Company;
     (c) the Executive shall be fully vested in his stock options, stock appreciation rights and other equity awards, including the July 2010 Award even if such termination occurs prior to July 1, 2010. Any and all vested stock options, stock appreciation rights and other equity awards, including those that became vested pursuant to the immediately preceding sentence, will remain exercisable, if applicable, for a period up to the earlier of (A) the expiration of the applicable term of the award and (B) thirty-six (36) months following the Date of Termination; and
     (d) for a period of twenty-four (24) months after the Date of Termination, the Executive and his applicable dependents shall be provided with coverage under or substantially similar to the health, dental and vision benefits that the Executive was receiving under such plans immediately prior to the Date of Termination, subject to the payment by the Executive of any employee portion of the applicable monthly premiums for such coverage then in effect; provided, that with respect to coverage provided after the eighteen (18)-month COBRA coverage period, the entire applicable premium cost shall be charged to the Executive for such coverage and the Company shall reimburse the Executive for the cost of the premium in excess of the applicable employee-paid portion; provided, further, such reimbursement shall be available only to the extent that (1) such premium expense is actually incurred for any particular calendar year and reasonably substantiated; (2) such reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive or his applicable dependents; (3) no reimbursement provided for any expense incurred in one taxable year shall affect the amount available in another taxable year; and (4) the right to this reimbursement is not subject to liquidation or exchange for another benefit.
     7.6. Post-Employment Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that takes into account the Executive’s income shall exclude any and all severance payments and benefits provided under this Agreement.
     7.7. Exclusive Benefits. The Post-Employment Benefits payable under Section 7.4(a), if such benefits become applicable under the terms of this Agreement, shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company. In addition, the Company and the Executive agree that, in the event of a termination of the Executive’s employment under any provision of Section 5, the Executive shall be entitled solely to the payments and other benefits provided under the applicable provisions of this Section 7 with respect to such termination, and the Company, upon satisfaction of such payments and other benefits, thereafter shall have no further obligation to the Executive under this Agreement or with respect to the Executive’s employment with the Company or any direct or indirect subsidiaries of the Company, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.
8. Restrictive Covenants.
     8.1. Confidential Information. The Executive hereby acknowledges that in connection with his employment by the Company he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by the Executive or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates. The Executive further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by the Company. For purposes of this Agreement, such information and procedures shall be referred to as “Confidential Information.” The Executive agrees that all Confidential Information is and shall remain the property of the Company. The Executive further agrees, except as otherwise required by law and for disclosures occurring in the good faith performance of his duties for the Company, while employed by the Company hereunder and for a period of five (5) years thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential

Information for his own benefit or profit or allow any person, entity or third party, other than the Company and authorized executives of the same, to use or otherwise gain access to any Confidential Information.
     8.2. Return of Property. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company or its direct or indirect subsidiaries; provided, however, that the Executive shall be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Executive’s rights under this Agreement.
     8.3. Non Competition. During the Employment Term and for a period of twenty-four (24) months after the Date of Termination, Executive shall not become employed in an executive capacity by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of (i) less than 1% of the outstanding voting shares of any publicly held company or (ii) less than a controlling interest in any private equity fund or non-public company) of, any Person that competes, anywhere in the United States, Canada or Mexico, with any part of the business of the Company or any of its direct or indirect subsidiaries. For purposes of this Section 8.3, the phrase employment “in an executive capacity” shall mean employment in any position in connection with which Executive has or reasonably would be viewed as having powers and authorities with respect to any other Person or any part of the business thereof that are substantially similar, with respect thereto, to the powers and authorities assigned to the Executive Chairman or any other executive officer of the Company. For purposes of this Section 8.3, the term “Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
     8.4. Non-Solicitation. During the Employment Term and for a period of twenty-four (24) months after the Date of Termination, the Executive shall not, whether for his own account or for the account of any other Person (other than the Company or its direct or indirect subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, (a) any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (b) any client or customer of the Company or its direct or indirect subsidiaries.
     8.5. Assignment of Developments. If at any time or times during the Executive’s employment, whether during work hours or off-duty hours, the Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development (as defined below) that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to the Executive by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection). The Executive shall promptly disclose to the Company (or any persons designated by it) each such Development. The Executive hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) the Executive may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.
     8.6. Injunctive Relief. The Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8. To the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), the Executive agrees that a temporary restraining order may be obtained ex parte.
     8.7. Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 8 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.
9. Miscellaneous.
     9.1. Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Executive performs substantial services. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.
     9.2. Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Executive and such officer(s) as may be specifically authorized by the Board to effect it. Notwithstanding the foregoing, in the event that the provisions of the Company’s Corporate Governance Guidelines related to executive employment agreements are revised during the Employment Term, the Company may make changes to this Agreement, without the consent of the Executive, in order to conform this Agreement with such revised Guidelines. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, shall constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.
     9.3. Entire Agreement. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof, including the Employment Agreement between the Company and the Executive dated June 5, 1998. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement.
     9.4. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania other than the conflict of laws provision thereof.
     9.5. Consent to Jurisdiction and Service of Process.
     (a) Disputes Other Than Those Under Section 8. In the event of any dispute relating to this Agreement, other than a dispute relating solely to Section 8, the parties shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association (the “AAA”) in Pittsburgh, Pennsylvania. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.
     (b) Disputes Under Section 8. In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to the interpretation, application or enforcement of the provisions of Section 8, the Company and the Executive agree and consent to the personal jurisdiction of the County Courts in Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 8 of this Agreement. The Company and the Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Executive at his last known address as reflected in the Company’s records.
     9.6. Withholding of Taxes. The Company shall withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally shall be required to be withheld.
     9.7. Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid or sent via a nationally-recognized overnight courier or by facsimile transmission, addressed as follows:

(a)	to the Company, to:

WESCO International, Inc.
Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219
Attention: Law Department
Fax: (412) 222-0270

(b)	to the Executive, to:

Roy W. Haley
5518 Sail Court
Orlando, FL 32819

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.
     9.8. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     9.10. Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement shall be construed as if no headings had been used in the Agreement.
     9.11. Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).
     9.12 Compliance with Section 409A. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of Employee’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from the Company, (i) Employee is deemed to be a “Specified Employee” and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of Employee’s separation from service shall be made earlier than the first day of the seventh month following the date on which the Employee separates from service with the Company.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date and year first above written.
WESCO INTERNATIONAL, INC.
By: /s/ William Vareschi
Title: Presiding Directors
EXECUTIVE
/s/ Roy W. Haley
Roy W. Haley